Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF SHG SERVICES, INC.

The present name of the corporation is SHG Services, Inc. (the “Corporation”). The Corporation was incorporated under the name “SHG Services, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 11, 2002. This Amended and Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and was approved by written consent of the sole stockholder of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST. The name of the Corporation is SHG Services, Inc.

SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Forty Five Million (45,000,000) shares, divided into:

(a) Forty One Million, Six Hundred Sixty-Six Thousand, Six Hundred and Sixty-Seven (41,666,667) shares of common stock with One Penny ($.01) par value; and

(b) Three Million, Three Hundred Thirty-Three Thousand, Three Hundred and Thirty-Three (3,333,333) shares of preferred stock with One Penny ($.01) par value.

FIFTH. The Board of Directors of the Corporation (the “Board”) is authorized, subject to limitations prescribed by law and the provisions of Article FOURTH, to provide for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix or, subject to applicable law, alter the designation, number, voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The rights in respect of dividends, if any, of the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative right of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether the series shall have a right to elect one or more directors, and if so, the term or terms of such directors;

(e) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(f) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(g) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(h) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(i) Any other relative rights, preferences and limitations of that series.

SIXTH. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH. (a) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article FIFTH of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of any series of preferred stock to elect additional directors, the Board shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board.

(b) Subject to the rights of the holders of any one or more series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director so chosen shall hold office until the next election and until his successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

(c) Except for such additional directors, if any, as are elected by the holders of any series of preferred stock as provided for or fixed pursuant to the provisions of Article FIFTH hereof, any director, or the entire Board, may be removed from office at any time, with or without cause and only by the affirmative vote of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(d) During any period when the holders of any series of preferred stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article FIFTH hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such preferred stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of preferred stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall automatically be reduced accordingly.

EIGHTH. (a) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, amend, alter and repeal the by-laws of the Corporation.

(b) Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to make, amend, alter or repeal the by-laws of the Corporation.

NINTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

TENTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article; provided, however, that notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter, or repeal Article SEVENTH, Article EIGHTH, Article NINTH or this Article TENTH, of this Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of October 20, 2010.

SHG SERVICES, INC.

By:	/s/ Mike Berg
Name:	Michael Berg
Office:	Secretary

4